Exhibit 99.1

PLAYSTUDIOS Announces 1-for-10 Reverse Stock Split and Provides an Update on Stock Repurchases

Class A Common Stock Expected to Begin Trading on a Split-Adjusted Basis on October 1, 2026

LAS VEGAS, September 24, 2026 – PLAYSTUDIOS, Inc. (Nasdaq: MYPS) (the “Company”) today announced that it will effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

The Reverse Stock Split will become effective at 5:00 p.m. Eastern Time on September 30, 2026 (the “Effective Time”). The Company’s Class A Common Stock is expected to begin trading on a split-adjusted basis on The Nasdaq Capital Market at the opening of trading on October 1, 2026 under the existing ticker symbol “MYPS.”

The Company also announced that, during the third quarter of 2026 through September 24, it has repurchased approximately 4.3 million shares of Class A Common Stock for an aggregate purchase price of $3.0 million, or an average price of approximately $0.71 per share, in open-market transactions pursuant to its existing Rule 10b5-1 share repurchase plan. The Company continues to evaluate opportunities to return capital to stockholders, including through additional share repurchases under its existing authorization and other potential capital return initiatives.

At the Effective Time, every 10 shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time will automatically be combined into one share of Class A Common Stock, and every 10 shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time will automatically be combined into one share of Class B Common Stock. The Reverse Stock Split will not change the par value of the Common Stock or the number of authorized shares of Class A Common Stock or Class B Common Stock. The Reverse Stock Split will apply equally to both classes of Common Stock and will not change the relative voting rights of the holders of Class A Common Stock and Class B Common Stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive cash in lieu of the fractional share in an amount equal to the fraction multiplied by the official closing price of the Class A Common Stock on The Nasdaq Capital Market on September 30, 2026, as adjusted for the Reverse Stock Split.

Proportionate adjustments will be made, as applicable and in accordance with the terms of the Company’s equity plans, to the number of shares subject to outstanding equity awards, the applicable exercise prices of outstanding stock options, and the number of shares available for future issuance under the Company’s equity plans.

The Reverse Stock Split was approved by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders and is being implemented to support the Company’s efforts to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market.

Registered stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares or cash in lieu of fractional shares, if applicable. Stockholders who hold shares through a broker, bank or other nominee will have their positions adjusted to reflect the Reverse Stock Split and will receive cash in lieu of any fractional share interests through their broker, bank or other nominee, subject to the applicable intermediary's processing procedures. The new CUSIP number for the Class A Common Stock following the Reverse Stock Split will be 72815G306.

Continental Stock Transfer & Trust Company, the Company’s transfer agent, will act as the exchange agent for the Reverse Stock Split. Registered stockholders holding certificated shares will receive instructions regarding the exchange of their shares and should not submit their certificates until instructed to do so.

About PLAYSTUDIOS

PLAYSTUDIOS (Nasdaq: MYPS), creator of the groundbreaking myVIP loyalty program, is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, Tetris Block Party, Solitaire, Spider Solitaire,

Sudoku, and its casino-style games such as POP! Slots, myVEGAS Slots, myVEGAS Blackjack, myKONAMI Slots, and myVEGAS Bingo. The myVIP loyalty platform offers its members the richest rewards in gaming and enables them to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Norwegian Cruise Lines, Royal Caribbean Cruise Lines, Virgin Voyages, Topgolf, and Cirque du Soleil, among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit playstudios.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and implementation of the Reverse Stock Split, the expected commencement of trading on a split-adjusted basis, the Company’s efforts to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market, and the Company’s potential future share repurchases and other capital return initiatives. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, among others, changes in market conditions, fluctuations in the market price of the Company’s Class A Common Stock, the Company’s ability to satisfy Nasdaq’s continued listing requirements, the availability of capital for future share repurchases and other capital return initiatives, and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS

Investor Relations
ir@playstudios.com